Exhibit 10.6

EMERSON ELECTRIC CO.

TO:

FROM:	Compensation and Human Resources Committee (the “Committee”)

DATE:

FILE:	1997 Incentive Shares Plan (the “Plan”)

RE:	Award of Restricted Shares

                    The Committee has awarded to you ______ (_____) Restricted Shares under the terms of the Plan. This award is subject to all the terms of the Plan, a copy of which has been delivered to you. The Restriction Period applicable to these Shares is — — — — — — — — — — — — years from the date hereof.

                    The following are additional terms, conditions and provisions applicable to this award:

                     1.        Your rights in regard to these Shares are not vested, and you understand and agree, by your signature to this agreement, that your entire interest in these Shares may be forfeited if you fail to remain in the employ of the Company (or one of its subsidiaries) for the full term of the Restriction Period or in the event of any failure of any of the terms or conditions attached to this award and set out in the Plan or in this Agreement.

                     2.        Specifically, the Shares shall not vest in you until the expiration of the Restriction Period and shall be wholly forfeited in the event of your resignation or discharge prior to such time; provided, however, in the event of any termination on account of death or any disability which in the determination of the Committee prevents your continued employment by the Company (or a subsidiary), the award of shares will be prorated for your period of service during the Restriction Period and, provided you are not otherwise in default hereunder, you or your estate will receive such prorated number of Shares free of any restriction; provided further, however, in the event of a termination of your employment prior to the expiration of the Restriction Period, other than on account of your death or disability, the Committee, in its absolute discretion, may make such pro rata or other payment (or no payment) as it may determine.

                     3.        During the Restriction Period the Restricted Shares will be evidenced by a certificate issued in your name but such certificate will not be delivered to you and shall be held by the Company until the expiration of the Restriction Period or until earlier forfeiture. During the Restriction Period (and prior to any forfeiture) your rights in respect of the Shares shall be as follows.

                               (i)        You will be entitled to receive cash dividends when paid on the Shares and you will be entitled to vote the Shares.

                               (ii)        During the Restriction Period you shall not be entitled to delivery of any stock certificate evidencing the Shares.

                               (iii)        The certificates for the Share may have imprinted thereon such restrictive legends, and such stop-transfer orders, dividend payment orders and such other orders as may be given in respect thereof by the Committee as it may determine in its sole discretion.

                               (iv)        During the Restriction Period you may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of any of the Shares.

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                               (v)        Stock dividends paid on the Restricted Shares shall not be paid to you but shall be held by the Company on the same terms as the Restricted Shares on which they were paid; provided, however, the Committee in its discretion may direct the payment of any such stock dividends directly to you, free of the restriction imposed by this Agreement.

                     4.        You understand that this award is confidential and that the dissemination of any information concerning the fact of this award or of any information relating to this award to any person or persons within or without the Company (including its officers and any of your superiors or subordinates) would be, or might be, injurious to the interests of the Company. Accordingly, you agree that you will maintain in confidence and will reveal to no one the fact that you have received this award nor any information concerning this award, except as you may be required by law to make any such disclosure. You further agree that any breach of this agreement of confidentiality (before or after the Restriction Period) will constitute good cause for the termination of your employment by the Company (or a subsidiary, as the case my be). You further understand that if such breach occurs during the Restriction Period applicable to your Restricted Shares your right to such Shares may be forfeited by the Company forthwith.

                     5.        By your acceptance of this award you agree that should your employment by Emerson Electric Co. or a subsidiary thereof terminate for any reason (either before or after the Restriction Period) you will not engage in any business activity competitive to any business activity of Emerson or its subsidiaries in which you were engaged while you were employed by Emerson or a subsidiary thereof, or solicit or hire

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any Emerson employees. This restriction is applicable only in those geographic areas in which Emerson is then engaged in such business activity, and shall continue for a period of two (2) years after termination of your employment.

                     6.        At the end of the Restriction Period, the Restricted Shares which have not been forfeited, together with any cash held on account of dividends on such Restricted Shares, shall be delivered to you, except that the Company shall withhold sufficient Shares and cash to enable it to satisfy its federal, state and local tax withholding obligations on account of such delinquency.

                     7.        This Agreement shall be executed and delivered by you in the City or County of St. Louis, Missouri and shall be governed by Missouri law.

                     Counsel for the Company has advised that in the opinion of such counsel,

                               (i)        The receipt of this award does not constitute taxable income to you. Any cash dividends which are paid to you on the Restricted Shares will constitute taxable income to you when received. At such time as the restrictions on the Shares are released or satisfied and your right to the Shares becomes non-forfeitable you will have taxable income in an amount equal to the then fair market value of the Shares.

                               (ii)        If you are a director or officer of the Company subject to the requirement of filing reports under Section 16(a) of the Securities Exchange Act of 1934 upon changes in your beneficial ownership of shares of the Company’s Common Stock, you may report the award of Restricted Shares on Form 5, Annual Statement of Changes in Beneficial Ownership, after the end of the Company’s fiscal year or on Form 4, Statement of Changes in Beneficial Ownership, for the month in which the award was received.

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                     This award agreement is dated _________________, has been executed and delivered by the parties hereto in St. Louis City or County, State of Missouri.

For the Committee

Acknowledgment

                     The undersigned, __________________, grantee of the award of Restricted Shares pursuant to this Agreement hereby accepts said award on the terms, conditions and provisions contained in the Plan and in this Agreement. The undersigned acknowledges receipt of a copy of the Plan and understands that his rights in respect of the Restricted Shares may be forfeited as provided in the Plan and in this Agreement

                     Dated _______________________, ---------

Awardee

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